EXHIBIT 4.42

AMENDED AND RESTATED MANAGEMENT AGREEMENT

between

TEXTAINER EQUIPMENT MANAGEMENT LIMITED

and

TAP FUNDING LTD.

Dated as of December 20, 2012

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	—	CEU Value by Container Type
Schedule 2	—	List of Containers
Schedule 3	—	Management Fee Percentages

-iii-

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (as amended, modified and supplemented from time to time in accordance with the terms hereof, the “Agreement”) is dated as of December 20, 2012 between TAP Funding Ltd., an exempted company with limited liability incorporated and existing under the laws of Bermuda (the “Owner”) and Textainer Equipment Management Limited, an exempted company with limited liability continued and existing under the laws of Bermuda (“TEML”), as manager (the “Manager”).

RECITALS

The Manager and TAP Ltd. entered into a management agreement on June 30, 2011. On April 30, 2012, (i) TAP Ltd. sold or contributed all of its containers and related assets to to TAP Funding Ltd., and (ii) the Manager agreed with TAP Ltd. to assign such management agreement to TAP Funding Ltd. as “Owner.” Manager and Owner now hereby agree to amend and restate such management agreement in its entirety on the terms herein set forth.

This Agreement sets forth the terms and conditions on which Manager will acquire marine cargo containers for and/or manage marine cargo containers owned by Owner on Owner’s behalf. The containers subject to this Agreement as of the date hereof are set forth on Schedule 2.

AGREEMENT

1. DEFINITIONS.

Capitalized terms used in this Agreement and not defined in their context shall have the meanings set forth in this Section 1.

“Acquisition Functions” shall mean the functions performed by the Manager under Section 3.4.

“Administrative Agent” shall mean the lenders (or, if any, the agent therefor) under the Loan Agreement.

“Administrative Function” shall have the meaning set forth in Section 3.2(a) hereof.

“Affiliate” means, when used with reference to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement Termination Date” means the date TEML receives notice that a Replacement Manager has been appointed, and this Agreement has been terminated with respect to Terminated Managed Containers, in each case pursuant to the provisions of Section 11.2 hereof.

“Business” means the acquisition, ownership, leasing and other disposition of the Managed Containers.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or are obligated by law, executive order or governmental decree to be closed.

“Casualty Loss” means any of the following events with respect to any Managed Container: (a) the actual total loss or compromised total loss of such Managed Container, (b) loss, theft or destruction of such Managed Container, (c) thirty (30) days following a determination by, or on behalf of, the Owner that such Managed Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (d) the seizure, condemnation or confiscation of such Managed Container for a period exceeding sixty (60) days or (e) if such Managed Container is subject to a Lease, such Managed Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Managed Container. In determining the date on which a Casualty Loss occurred, the application of the time frames set forth in clauses (a) through (e) above shall in no event result in the deemed occurrence of a Casualty Loss prior to the date on which an officer of the Owner or the Manager obtains actual knowledge of such Casualty Loss.

“Casualty Proceeds” means, for any accounting period, all proceeds due to Owner, from: (i) a Lessee, (ii) the insurance specified in Sections 9.1 and 9.2, and (iii) any other source, to compensate the Owner for a Casualty Loss with respect to a Managed Container.

“CEU” means a cost-equivalent unit which is a fixed unit of measurement based on the cost of a Container relative to the cost of a twenty-foot standard dry freight Container. The CEU for each type of Container is shown on Schedule 1 to this Agreement (as such Schedule may be amended from time to time upon notice by Manager).

“Change of Control” means the occurrence of any of the following events with respect to the Manager: (i) the Manager amalgamates or consolidates with, or merges with or into, another Person or (ii) the Manager sells, assigns, conveys, transfers, leases or otherwise disposes of (in each case, whether in one transaction or a series of transactions) all, or substantially all, of its assets to any Person, (iii) any Person amalgamates or consolidates with, or merges with or into, the Manager, or (iv) TGH shall fail to own, directly or indirectly, a majority of the equity interests in the Manager.

“Container” or “Container” means any dry freight cargo, high cube or other type of marine or intermodal Container.

“Container Identification Number” means the unique alpha-numeric reference assigned to a Container which is painted on or affixed to such Container.

“Finance Lease” means any Lease of a Container whose initial lease agreement provides the Lessee the right or option to purchase the Container at the expiration of the Lease and whose initial lease agreement satisfies the criteria for classification as a capital lease pursuant to GAAP, including Statement of Financial Accounting Standards No. 13, as amended.

“Finance Lease Payments” means, for any period of determination, all amounts due Owner in connection with the ownership, use and/or operation of a Managed Container subject to a Finance Lease, including, but not limited to, principal and interest, balloon payments, rental, handling, Location Revenue and other rental-related charges arising from the leasing of such Managed Container, but excluding Casualty Proceeds, Indemnification Proceeds, Miscellaneous Owner Proceeds and Sales Proceeds.

“Fleet” means, as of any date of determination, the entire fleet of Containers (including the Managed Containers) then managed by Manager.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by (i) the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question or (ii) such other equivalent entity(ies) that has or have authority for promulgating accounting principles and practices applicable to such Person.

“Governmental Authority” means shall mean (a) any national, state or other sovereign government, and any federal, regional, state, provincial, local, city government or other political subdivision, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Gross Revenue” means all income (without reduction for expenses or costs), calculated on an accrual basis in accordance with GAAP, earned in connection with the ownership, use and/or operation of a Container, including, but not limited to, rental, handling, Location Revenue, damage protection plan and other rental-related charges arising from the leasing of such Container, but excluding Casualty Proceeds, Indemnification Proceeds, Miscellaneous Owner Proceeds and Sales Proceeds.

“Indemnification Proceeds” means, for any accounting period, all proceeds due to Manager, on its own behalf, or as agent of Owner, from Lessees pursuant to the Leases, insurance or other sources, including proceeds from the insurance specified in Sections 9.1 and 9.2, as payment for indemnification of Manager and/or Owner against liability and loss (other than a Casualty Loss to the extent that Casualty Proceeds compensate Owner for such Casualty Loss) with respect to the Managed Containers.

“Insolvency Proceeding” means any proceeding under the United States Bankruptcy Code or the Bermuda Companies Act 1981 or similar applicable law in any other applicable jurisdiction.

“Lease” means a lease relating to one or more Managed Containers entered into on behalf of the Owner (which lease may relate to both Managed Containers and other Containers). Leases may be in the name of Manager or in the name of a third-party lessor from whom Manager has acquired management rights.

“Lessee” means any entity that leases one or more Containers pursuant to a Lease.

“Lien” means any security interest, lien, charge, pledge or encumbrance of any kind.

“Loan Agreement” means such credit or similar agreement, secured by the Managed Containers, as may be identified by Owner to Manager from time to time during the term of this Agreement, among the Owner, as borrower, the lenders party thereto, the administrative and/or collateral agent for such lenders, and such other Persons as may be parties thereto (including without limitation that certain Credit Agreement, dated as of April 30, 2012, among Owner, as borrower, Wells Fargo Securities, LLC, as administrative agent, and the lenders party thereto), as such credit or similar agreement may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time.

“Location Revenue” means the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of Containers in geographic locations.

“Long-Term Lease Fleet” means, as of any date of determination, all Managed Containers that are then (a) subject to a Lease, other than a Finance Lease, having an initial term of twenty-four (24) months or more or (b) off-lease if their Leases in effect immediately before they went off-lease were Leases of the type described in clause (a) of this definition.

“Managed Containers” means all of the Containers which are owned by Owner and subject to management by Manager under this Agreement, including without limitation Containers that are subject to Finance Leases or other Leases that are not true leases.

“Management Fee” shall have the meaning set forth in Section 5.1 hereof.

“Management Functions” shall have the meaning set forth in Section 2.1 hereof.

“Manager Default” shall have the meaning set forth in Section 11.1 hereof.

“Master Lease Fleet” means, as of any date of determination, all Managed Containers that are then (a) (i) subject to a Lease other than a Finance Lease or (ii) not part of the Long-Term Lease Fleet or (b) off-lease if their Leases in effect immediately before they went off-lease were Leases of the type described in clause (a) of this definition.

“Miscellaneous Owner Proceeds” means amounts, other than Casualty Proceeds, Indemnification Proceeds and Sales Proceeds due to Owner: (i) from the manufacturers or sellers of Managed Containers for breach of sale warranties relating thereto, (ii) from Lessees for repair rebill proceeds on Managed Containers which are designated for sale, and (iii) in payment or settlement of any claims, losses, disputes or proceedings relating to such Managed Containers, including proceeds from the insurance specified in Sections 9.1 and 9.2 for damage to such Managed Containers.

“NOI” means, for any accounting period, Gross Revenue for such period minus Operating Expenses for such period.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions” means any of the OFAC sanctions programs, laws, rules, and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

“Operating Expenses” means all expenses and costs, calculated on an accrual basis in accordance with GAAP, incurred in connection with the ownership, use and/or operation of Containers, including, but not limited to: (i) agency costs and expenses; (ii) depot fees, handling, and storage costs and expenses; (iii) maintenance and repairs; (iv) repositioning; (v) inspecting, marking and remarking such Containers, except for factory inspection costs associated with the acquisition of new Containers pursuant to Section 3.4; (vi) bankruptcy recovery; (vii) bad debts; (viii) audit fees (shared on a CEU basis by all Containers managed by Manager); (ix) legal fees incurred in connection with enforcing rights under a Lease of such Containers or repossessing such Containers; (x) insurance (including, without limitation, insurance obtained by Manager pursuant to the provisions of Sections 3.1(h) and 9.2); (xi) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against such Containers; (xii) expenses, liabilities, claims and costs (including, without limitation, reasonable attorneys’ fees and costs) incurred by Manager or made against Manager by any third party arising directly or indirectly (whether wholly or in part) out of the state, condition, operation, use, storage, possession, repair, maintenance or transportation of such Containers; (xiii) expenses and costs (including attorneys’ fees and costs) of pursuing claims against manufacturers or sellers of such Containers; and (xiv) non-recoverable sales and value-added taxes on such expenses and costs.

“Owner Bank Account” means a bank account identified by Owner to Manager as the account to which all Owner Proceeds are to be deposited in the name of the Owner.

“Owner Proceeds” means, for the period in question (a) the sum of Gross Revenue attributable to the Managed Containers to the extent collected by Manager during such period; plus (b) the sum of (i) Sales Proceeds, (ii) Casualty Proceeds, and (iii) Miscellaneous Owner Proceeds, in each case to the extent collected by Manager during the period in question; minus (c) Operating Expenses attributable to the Managed Containers paid by Manager during the period in question.

“Permitted Encumbrances” means (i) Liens created by or through Owner or its successors and assigns, (ii) rights of Lessees under Leases, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, (iv) Liens of materialmen, mechanics, warehousemen, depots, carriers or employees or other similar Liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings, and (v) other Liens arising in the ordinary course of business through the exercise of Manager’s duties hereunder (including without limitation pursuant to Section 3.1(g)).

“Person” means an individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint stock company, a trust, or other entity or a Governmental Authority.

“Replacement Manager” means any Person appointed to replace Manager as manager of the Managed Containers pursuant to the provisions of Section 11.2 hereof.

“Sales Proceeds” means the gross proceeds (including but not limited to cash sales price, but excluding repair rebill proceeds from Lessees) due to Owner from the sale or other disposition (other than the leasing thereof pursuant to a Finance Lease) of a Managed Container, less commissions, administrative fees, handling charges or other amounts paid or to be paid to unaffiliated third parties in connection with the sale or other disposition of such Managed Container, as determined in the sole discretion of Manager.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http:/ww.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” means any of the following currently or in the future: (i) an individual, entity, or vessel named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, and any entity in which such individual, entity, or vessel owns, directly or indirectly, a fifty percent or greater interest, or (ii) (A) an agency or instrumentality of, or an entity owned or controlled by the government of a Sanctioned Country, (B) an entity located in or organized under the laws of a Sanctioned Country, or (C) a national or permanent resident of a Sanctioned Country, or a person located in a Sanctioned Country, to the extent such agency, instrumentality, entity, or person is subject to a sanctions program promulgated or administered by OFAC.

“TAP” means TAP Ltd., an exempted company with limited liability incorporated and existing under the laws of Bermuda.

“Terminated Managed Container” means a Managed Container which: (i) prior to the Agreement Termination Date, (A) shall have been sold by Manager pursuant to this Agreement (provided that, for purposes of this clause (A), being subject to a Finance Lease shall not constitute having been sold), (B) shall have been the subject of a Casualty Loss and for which all Casualty Proceeds and any other amounts payable in connection therewith have been paid, or (C) shall have been purchased by the Lessee thereof at the end of the term of the Finance Lease to which it is subject, or (ii) on the Agreement Termination Date is (A) off-hire and in a depot, or (B) subject to a Finance Lease, or (iii) after the Agreement Termination Date is (a) off-hire and returned to a depot, or (b) declared lost or unrecoverable by a Lessee in accordance with the terms of the applicable Lease or the Manager in accordance with the documented policy of the Manager.

“TGH” means Textainer Group Holdings Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda.

2. APPOINTMENT/AGENCY.

2.1 Appointment. Upon the terms and conditions hereinafter provided, Owner hereby appoints TEML, and assigns to TEML the exclusive right, for the term set forth in Section 10 hereof, to (A) perform the Administrative Functions and (B) operate, lease and manage the Managed Containers on behalf of Owner (the functions described in this clause (B) collectively, the “Management Functions”). In furtherance of the foregoing, the Owner hereby grants to Manager exclusive authority to enter into, administer and terminate Leases, to sell, transfer or otherwise dispose of the Managed Containers, to collect monies and make disbursements on behalf of Owner, and to manage its finances. Manager hereby accepts such appointment and agrees to perform the Management Functions and the Administrative Functions upon the terms and conditions herein. Subject to Sections 10 and 11, this appointment is irrevocable and non-cancelable. As a result of such assignment, Owner has no legal or equitable interest in the right to manage the Managed Containers during the Term, or in any revenue or income stream payable to Manager in connection with the performance of its services under this Agreement or in connection with any otherwise permitted assignment of its rights under this Agreement, or otherwise to perform any of the Management Functions, Administrative Functions or Acquisition Functions, and the Manager is the sole owner of such rights during the Term.

2.2 No Disclosure to Lessees. The Manager shall not be required to disclose to any Lessee the interest of Owner in and to any Managed Container.

2.3 Title in Owner. The Owner shall at all times retain full legal and equitable title to, and beneficial ownership of, the Managed Containers, notwithstanding the management thereof by Manager hereunder. The Owner shall at all times be treated as the owner of the Managed Containers for all tax purposes. Manager shall not make reference to or otherwise deal with or treat the Managed Containers in any manner except in conformity with this Section 2.3. Any transfer of a Managed Container by Owner (i) shall be subject to Manager’s rights under this Agreement and (ii) may only be made with Manager’s consent (which consent shall not unreasonably be withheld).

3. DUTIES/RIGHTS OF MANAGER.

3.1 Management Functions. Subject to Section 20.2, Manager shall, as agent for and on behalf of Owner, operate, manage, lease and administer the Managed Containers as part of its Fleet and shall perform all managerial and administrative functions and provide or arrange for the provision of all services of any nature which it considers necessary or desirable to fulfill the Management Functions. Without prejudice to the generality of the foregoing, Manager shall:

(a) seek Lessees, arrange for the leasing and enter into Leases as lessor as an independent agent of Owner as such term is used in Section 4, and decide the identity of each Lessee, the period of the Lease, the rental or other sums payable thereunder, and the form and content of the Lease;

(b) perform on behalf of Owner the obligations of the lessor under the Leases;

(c) exercise all rights of the lessor under the Leases, including, without limitation, the invoicing and collection of rental and other payments due from Lessees;

(d) take any actions Manager deems necessary to ensure compliance by Lessees with the terms of their Leases;

(e) log interchanges of the Managed Containers including the return and re-lease of Managed Containers from depots;

(f) inspect, repair, maintain, service and store the Managed Containers to the extent Manager deems necessary for the purposes of this Agreement, to comply with the Leases and in accordance with Manager’s maintenance and repair standards for its Fleet (including without limitation bringing and settling warranty claims and defective container settlements with the applicable vendor);

(g) arrange for the sale of Managed Containers, outright or through a lease/purchase arrangement, in the ordinary course of business consistent with past practice, including in accordance with Manager’s sell/repair decision-making procedures that are from time to time in effect, and which sell/repair decision-making procedures have been approved by Owner, and will report to the Owner all such sales in a timely manner; provided, however, that no such sale shall be to a Sanctioned Person;

(h) obtain insurance in accordance with the provisions of Section 9 hereof and in respect of any matters which Manager considers necessary or prudent, including, without limitation, public liability insurance, and settle claims with the applicable insurance companies on such terms as Manager shall, in its sole discretion, determine;

(i) follow such credit policies with respect to the leasing of the Managed Containers as it follows from time to time with respect to its Fleet and, subject to such credit policies, Manager may, in its sole discretion, (a) determine and approve the creditworthiness of any Lessee (but Manager makes no representation and warranty to Owner or any other Person as to the solvency or financial stability of any Lessee or the ability of any Lessee to pay rent), (b) determine that any amount due from any Lessee is not collectible, (c) institute and prosecute legal proceedings against a Lessee as permitted by applicable law, (d) terminate or cancel any Lease, (e) recover possession of Managed Containers from any Lessee, (f) settle, compromise or release any proceeding or claim against a Lessee in the name of Manager or, if appropriate, in the name of Owner, or (g) reinstate any Lease; provided, however, that in no event shall Manager lease a Managed Container to a Sanctioned Person (provided that (i) no lease of a Managed Container to a Sanctioned Person shall breach this Section 3.1(i) if, at the time at which Manager entered into such Lease, such lessee was not a Sanctioned Person, and (ii) no unpermitted sublease of a Managed Container by a Lessee to a Sanctioned Person shall breach this Section 3.1(i) unless Manager provided its consent to such sublease);

(j) ensure that each Managed Container carries its Container Identification Number and other markings as may be required for its operation in marine and intermodal shipping;

(k) institute and prosecute claims against the manufacturers of the Managed Containers as Manager may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or any other non-conformity with the terms of manufacture and/or the related sale agreement; and

(l) pay, on behalf of Owner and subject to reimbursement by Owner either as Operating Expenses or under Section 6.2, out-of-pocket expenses incurred in connection with the Managed Containers.

3.2 Administrative Functions. (a) Subject to Section 20.2, Manager shall perform the following tasks in connection with the Business (collectively, the “Administrative Functions”):

(i) (A) cause the income and other tax returns for the Owner to be prepared and timely filed with the appropriate authorities, and (B) provide to Owner all information available to Manager that is reasonably necessary for Owner or its equityholders to prepare and file all tax returns required to be filed by Owner;

(ii) assist Owner in structuring, negotiating, procuring and administering sources of financing, including debt financing on a secured, unsecured or structured basis and including identifying and arranging the engagement of financial institutions, rating agencies, trustees, legal counsel or other parties necessary for the financing of Owner’s assets (provided however that fees and expenses of third parties engaged by Manager hereunder shall be Operating Expenses reimbursable by Owner to Manager);

(iii) maintain Owner’s financial books and records, prepare Owner’s financial statements and prepare and maintain compliance and other reporting required by Owner’s financing arrangements;

(iv) perform administrative and procedural services necessary to reserve and purchase Containers under the Container Purchase Agreement, including coordination and collection of funds among the shareholders of the Owner;

(v) assist the Owner in entering into and monitoring interest rate hedge agreements; and

(vi) arrange for such secretarial, accounting, administrative, financial, technical, research, consulting and legal services (other than legal services which would be an Operating Expense) as the Owner may require from time to time.

Nothing contained in this Section 3.2(a) shall be construed as an obligation of the Manager to pay any overhead or other costs, expenses or liabilities of Owner from its own funds.

(b) In consideration of the performance of the Administrative Functions under this Section 3.2, Manager shall be entitled to receive an annual fee in the amount of $100,000. Such fee shall be earned and payable monthly on a pro rata basis.

3.3 Standards; Discretion. In performing its Management Functions pursuant to this Agreement, Manager shall operate the Fleet in accordance with its reasonable business practice and without preference to ownership thereof, and no preference will be afforded for or against the Managed Containers. Subject to the provisions of this Section 3.3, Manager shall have absolute discretion as to the manner of performance of its duties and the exercise of its rights under this Agreement.

3.4 Acquisition Functions. Pursuant to the Container Purchase Agreement, dated December 20, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Container Purchase Agreement”), between TGH and the Company, TGH (the direct holder of all of the equity interests in the Manager) has agreed to set aside and reserve (and to cause its Affiliates to set aside and reserve) from time to time, for purchase by Owner during each Purchase Period (as defined in the Container Purchase Agreement), Containers (as defined in the Container Purchase Agreement) representing five percent (5%) of the Aggregate Container Order (as defined in the Container Purchase Agreement) during each Purchase Period. For each Managed Container acquired under this Section 3.4, Manager shall be entitled to receive a fee as set forth in the applicable Container Purchase Agreement. Manager will not acquire any Managed Containers on behalf of Owner other than pursuant to the Container Purchase Agreement, unless otherwise agreed by Owner, Textainer Limited and TAP.

3.5 Minimum Fleet Size. If, on any date of determination, all of the Managed Containers represent fewer than five hundred (500) CEU, then Manager or an Affiliate of Manager shall have the right (but not the obligation) to purchase all of the Managed Containers at their net book value as determined in this Section 3.5. The net book value of each Managed Container that is not subject to a Finance Lease shall equal, as of the date of determination, an amount equal to the Original Equipment Cost of such Container, less accumulated depreciation at the rate of six percent (6%) per year to a residual value of twenty eight percent (28%) at the end of a Container’s 12th year. If neither Manager nor Owner knows the Original Equipment Cost of such Container, Manager shall estimate the Original Equipment Cost based on Manager’s knowledge of the Original Equipment Cost of other containers of similar age and type in Manager’s fleet. The net book value of each Managed Container that is subject to a Finance Lease shall be determined in accordance with GAAP.

4. INDEPENDENT AGENT.

In performing the Management Functions, the Administrative Functions and the Acquisition Functions pursuant to this Agreement, Manager and, as applicable, each of its Affiliates shall be an independent agent of Owner, and neither Manager nor any of its Affiliates shall be deemed for any purpose to be a dependent agent, servant, employee or representative of Owner. Except for the execution of Leases and the sale of Managed Containers as expressly set forth in this Agreement, the Manager shall not have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of Owner or to bind Owner in contract or otherwise. Manager shall have full responsibility, legal charge and sole control of its employees, agents and equipment engaged in the performance of the Management Functions, the Administrative Functions and the Acquisition Functions, including its Affiliates, subcontractors and consultants and their respective employees, agents and equipment and, except as expressly provided in this Agreement, shall be solely responsible for any acts or omissions of any of them in such performance. Manager shall have sole control over and be responsible for the method or means by which the Management Functions, the Administrative Functions and the Acquisition Functions are to be performed.

5. FEES, COMMISSIONS AND OTHER PAYMENTS TO MANAGER.

5.1 Management Fee. In consideration of Manager providing the Management Functions and the Administrative Functions, the Owner shall pay to Manager a monthly fee (the “Management Fee”) equal to the sum of:

(a) the product of (i) the NOI for the Master Lease Fleet for such month, multiplied by (ii) the applicable percentage set forth on Schedule 3; plus

(b) the product of (i) the sum of the NOI for such month of (A) the Long-Term Lease Fleet plus (B) any Managed Containers then subject to purchase-leasebacks, multiplied by (ii) the applicable percentage set forth on Schedule 3; plus

(c) the product of (i) the Finance Lease Payments (excluding any payments relating to Managed Containers then subject to purchase-leasebacks), multiplied by (ii) the applicable percentage set forth on Schedule 3; plus

(d) an amount equal to the following percentage of the Sales Proceeds from the sale or other disposition of any Managed Container (except for any sale or disposition (i) to Manager or any Affiliate of Manager, (ii) pursuant to the exercise of a purchase option contained in a Lease, (iii) that is due to a Casualty Loss, or (iv) by the Owner in accordance with clause (ii) of the last sentence of Section 2.3): (x) from the date hereof through and December 1, 2020, the applicable percentage set forth on Schedule 3 and (y) after December 1, 2020, the applicable percentage set forth on Schedule 3; plus

(e) fees due to Manager under Section 3.4 in respect of Managed Containers acquired during such month; plus

(f) fees due to Manager under Section 3.2(b) in respect of Administrative Functions performed during such month.

The Manager shall be entitled to withhold such Management Fee and all other amounts due to Manager under this Agreement from amounts required to be deposited into the Owner Bank Account.

6. PAYMENTS.

6.1 Distribution, Reconciliation and Adjustment of Owner Proceeds. All revenues from all Containers managed by Manager, other than Indemnification Proceeds, will be paid by obligors (or in the case of payment by checks or drafts, will be promptly deposited by Manager) into one or more bank accounts maintained by Manager in Manager’s name (provided that Owner shall be treated, for U.S. tax and other purposes, as the owner of all such amounts that are the property of Owner), in accordance with the following procedures:

(a) At the end of each week, based on its records of cash receipts and disbursements, Manager will calculate the Owner Proceeds for such week (“Pre-Adjustment Owner Proceeds”), all of which Pre-Adjustment Owner Proceeds shall be subject to adjustment (based on actual cash receipts and disbursements during such month) when Manager closes its books for the month in which such week occurs.

(b) Subject to the last sentence of Section 5.1, Manager shall, no later than seven (7) days after the last Business Day of each week, deposit into the Owner Bank Account an amount equal to the Pre-Adjustment Owner Proceeds for such week , net of expenses (other than Operating Expenses), if any, to be reimbursed to Manager pursuant to Section 6.2.

(c) In the last week of each calendar month the Manager will deduct from the Pre-Adjustment Owner Proceeds to be deposited into the Owner Bank Account an amount equal to the actual Management Fee earned in the prior month as an estimate of the Management Fee (“Estimated Management Fee”) for such calendar month.

(d) When the Manager closes its books for a calendar month (such closure to be completed within a reasonable time not to exceed thirty (30) days (the “Monthly Adjustment Period”)), it will make a final determination of the Owner Proceeds and the actual Management Fee. If (a) the Pre-Adjustment Owner Proceeds less the Estimated Management Fee for such month is less than (b) the Owner Proceeds less the actual Management Fee for such month, Manager will pay the difference to Owner within a reasonable period and in any event within the Monthly Adjustment Period. If (a) the Pre-Adjustment Owner Proceeds less the Estimated Management Fee for such month is more than (b) the Owner Proceeds less the actual Management Fee for such month, then Manager will deduct the difference from future payments to be made to Owner.

6.2 Reimbursements of Expenses to Manager. Owner shall be responsible for the payment of, and shall reimburse Manager for all expenses, liabilities, claims and costs (including, without limitation, reasonable attorneys fees) incurred by or asserted against Manager as a result of Owner’s failure to comply with or perform its obligations under this Agreement. Any amounts and expenses to be paid or reimbursed to Manager pursuant to this Section 6.2 shall be deducted by Manager from the weekly distribution of Pre-Adjustment Owner Proceeds.

6.3 Indemnification Proceeds. When Manager receives Indemnification Proceeds, Manager shall retain for its own account, and shall not be required to deposit into the Owner Bank Account, Indemnification Proceeds to the extent Manager has not been reimbursed for the costs incurred by Manager to which such Indemnification Proceeds apply, and shall, within seven (7) days after receipt, deposit the balance of such Indemnification Proceeds into the Owner Bank Account.

6.4 Absolute Obligation. Except as permitted in this Section 6, Manager’s obligation under this Section 6 to deposit any amount to the Owner Bank Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any circumstance, recoupment, defense or other right which Manager may have against Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use, or any damage to or loss or destruction, of any Managed Container, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing. All amounts held by the Manager in any bank account maintained by Manager in Manager’s name and which are the property of the Owner shall be held in trust for the benefit of the Owner, and the Owner and its owners shall be treated as owners of such amounts for U.S. tax and other purposes.

7. REPORTS/BOOKS AND RECORDS/INSPECTION.

7.1 Monthly Reports. Manager shall, no later than thirty (30) days after the end of each calendar month during the term of this Agreement, deliver to Owner and TAP financial reports with respect to performance of the Managed Containers similar in form and content to reports provided by Manager to other owners of Containers managed by Manager. Manager reserves the right to limit the provision of data in Owner and TAP financial reports (monthly, annual or otherwise) or other data reports to exclude competitively sensitive information regarding container level or customer level data. If Manager agrees to disclose such data, Manager may require Owner personnel and TAP personnel who request access to such data to execute confidentiality and non-disclosure agreements directly with Manager. Owner agrees that, without the Manager’s prior written consent, each of Owner and TAP shall not share any reports or data provided to Owner or TAP by Manager under this Section 7 with any Person other than Owner’s or TAP’s officers.

7.2 Managed Container Financial Reports. Manager shall, no later than the 30th of April of each year during the term of this Agreement, deliver to Owner and TAP a financial report with respect to the Managed Containers for the year ended on the preceding 31st of December, and, if requested by Owner, arrange for its auditors, at the expense of Owner, to certify to Owner that such report is in accordance with: (i) the books and records of Manager relating to the Managed Containers, and (ii) GAAP.

7.3 Owner Financial Statements. Manager shall deliver (or cause to be delivered) to Owner, TAP and the Administrative Agent, (i) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, unaudited financial statements of Owner (which shall include no footnotes), and (ii) within one hundred twenty (120) days after the end of each fiscal year of Owner, a copy of the annual audited financial statement of Owner prepared on a consistent basis, in conformity with GAAP and certified by an independent certified public account of recognized national standing.

7.4 Manager’s Financial Statements. Manager shall, as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of Manager during the term of this Agreement, deliver to Owner and TAP a copy of the annual audited financial statements of Manager prepared on a basis in conformity with GAAP and certified by an independent certified public accountant of recognized national standing.

7.5 Asset Base Report. If and for so long as a Loan Agreement is in effect, within ten (10) Business Days after the end of each calendar month, Manager will deliver to Owner, TAP and the Administrative Agent a report in form reasonably satisfactory to Owner, Manager and the Administrative Agent, setting forth the asset base under the Loan Agreement, calculated using the data available to Manager as of the end of such month.

7.6 Insurance Confirmation. Manager shall provide annual confirmation of the renewal of insurance required by Section 9.2 hereof before November 30 each year and shall forward copies of all certificates evidencing renewal to the Owner, TAP and the Administrative Agent promptly after receipt.

7.7 Other Reports. Manager shall provide, in the form which Manager uses for its own operations, any other reports and information available with respect to the Managed Containers reasonably requested by the Owner or TAP.

7.8 Maintenance and Location of Books and Records. Manager shall cause to be maintained at 650 California Street, 16th Floor, San Francisco, California, U.S.A., such books and records (including computer records) with respect to the Managed Containers as it maintains for the Fleet and the leasing thereof, including a computer database including the Managed Containers, any Leases relating thereto and the Lessees (if on-hire) or location (if off-hire). Manager shall notify the Owner, TAP and the Administrative Agent of any change in the location of Manager’s books and records.

7.9 OFAC Audit. Manager will allow each of the Owner, the Administrative Agent and the lenders under the Loan Agreement to conduct, at the expense of such Person, on not more than one occasion (for all such lenders, collectively with the Administrative Agent and the Owner) during any twelve month period, an audit of the screening and monitoring process employed by Manager to ensure compliance with OFAC Sanctions.

7.10 Inspection of Books and Records.

(a) Upon reasonable request, Manager shall make available to Owner, TAP and the Administrative Agent, for inspection (but not copying), its books, records and reports relating to the Managed Containers and copies of all Leases or other documents relating thereto, all in the format which Manager uses for the Fleet. Such inspections shall be conducted during normal business hours and shall not unreasonably disrupt Manager’s business. The Owner, TAP and the Administrative Agent shall use reasonable efforts to coordinate, to the extent possible, the timing of each of their inspections and shall collectively have the right to one (1) such inspection per calendar year, to be conducted at the sole expense of the Owner.

(b) The Owner, TAP and the Administrative Agent shall have the right, upon reasonable request, to inspect the Managed Containers at any time, upon reasonable notice and to the extent Manager has access thereto, subject to the Leases, and provided such inspection does not interfere with utilization of the Managed Containers in the ordinary course of business.

7.11 Notices. The Manager will deliver to the Owner, TAP and the Administrative Agent:

(a) Immediately upon becoming aware of the existence of any condition or event which constitutes a Manager Default or which, with notice and lapse of time, would become a Manager Default, a written notice describing its nature and period of existence and what action the Manager is taking or proposes to take with respect thereto;

(b) Promptly upon the Manager’s becoming aware of:

(i) any threatened or pending investigation of it by any Governmental Authority or agency, or

(ii) any threatened or pending court or administrative proceeding which individually or in the aggregate involves the possibility of materially and adversely affecting a material portion of the Managed Containers or the business or financial conditions of the Manager, a written notice specifying the nature of such investigation or proceeding and what action the Manager is taking or proposes to take with respect thereto and evaluating its merits; and

(c) Promptly after its becoming available, written notice of any material (as determined by Manager in its reasonable discretion) change in Manager’s credit and collection policy.

7.12 Confidentiality. By accepting its rights under this Agreement, each of the Owner, the Administrative Agent and each lender under the Loan Agreement is deemed to have agreed that it and its Affiliates and its respective shareholders, directors, agents, representatives, accountants and attorneys shall keep confidential any matter of which any of them becomes aware through this Section 7 (unless (i) readily available from public sources; (ii) was rightfully known to the recipient or was rightfully in the recipient’s possession prior to the date of its disclosure and which was not disclosed to the recipient by the disclosing party under confidentiality obligations still binding on the disclosing party; (iii) becomes available to the recipient from a third party unless to the recipient’s knowledge such third party acquired such information from the disclosing party in breach of an obligation of confidentiality to the disclosing party; (iv) has been approved for release by written authorization of the disclosing party; or (v) has been independently developed or acquired by the recipient without violating restrictions on confidentiality known to the recipient), except (A) as may be otherwise required by regulation, law or court order or required by appropriate governmental authorities or (B) to the extent that the Administrative Agent or any lender under the Loan Agreement is required to make such information available to such Person’s regulators or credit or liquidity providers who are bound by obligations of confidentiality no less strict than those applicable to such Administrative Agent or lender; provided that any Person receiving information through this Section 7 may disclose (x) any information with respect to the U.S. federal and state income tax treatment applicable to such Person of the transactions contemplated hereby (“tax treatment”) or any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts and (y) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment and facts.

7.13 Compliance with Law and Lessor Obligations. In the performance of its obligations under this Agreement, Manager will comply with applicable law and its obligations as lessor under the Leases.

8. WARRANTY.

8.1 NO OWNER WARRANTIES. THE MANAGED CONTAINERS ARE BEING DELIVERED BY OWNER TO MANAGER “AS IS”. OWNER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE MANAGED CONTAINERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

8.2 LIMITATIONS ON MANAGER WARRANTIES. MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL MANAGER HAVE ANY LIABILITY TO OWNER FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND.

9. INSURANCE.

9.1 Lessee/Depot Insurance. Manager shall require that all Lessees and Container depots insure (via third-party insurance, or self-insurance when acceptable to Manager) the Managed Containers against all normally insurable risks (including, but not limited to, liability, loss, damage and recovery cost) while the Managed Containers are under the control of such Person.

9.2 Contingency Insurance. Manager, to the extent commercially reasonable and obtained and maintained by Manager for the Fleet as a whole, shall obtain from financially sound and reputable insurers and maintain in force contingency insurance (the “Contingency Insurance”) with respect to the Managed Containers upon such terms, in such amounts, against such risks and with such deductibles as is maintained by Manager for the Fleet as a whole. Such insurance may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Section 9.1 hereof, and/or (ii) any Managed Container is not returned to Manager by a defaulting Lessee (including costs of recovering such Managed Containers), or (iii) the Lessee or Container depot fails to obtain insurance as provided under Section 9.1 hereof. Such insurance may be effected by a policy which covers the entire Fleet, and shall include an additional insured and loss payee endorsement in favor of the Administrative Agent with respect to the Managed Containers. Manager will notify the Owner and the Administrative Agent if it does not carry such insurance within thirty (30) days after ceasing to carry the same.

9.3 Receipt of Insurance Proceeds. Subject to Section 6.3 of this Agreement, Manager shall receive and remit to Owner all monies payable under such policy or policies of insurance as described in Sections 9.1 and 9.2 hereof, whether effected by Manager, depots or Lessees.

9.4 No Liability of Manager. Manager shall have no liability for any loss, damage, recovery cost or other cost or expense whatsoever with respect to such lost or destroyed Managed Containers, whether or not covered by insurance.

10. TERM; RESIGNATION BY MANAGER.

10.1 Term. The term of this Agreement shall commence on the date first above written and continue in force with respect to a Managed Container until the date on which such Managed Container becomes a Terminated Managed Container. Notwithstanding the foregoing, Owner may terminate Manager’s appointment to fulfill the Administrative Functions, at any time after Manager or an Affiliate of Manager no longer maintains an equity ownership interest in Owner, upon at least thirty days’ prior written notice. Upon the effectiveness of any such termination of the Administrative Functions, Manager shall no longer be entitled to the fees described in Section 5.1(f) with respect to periods after such effectiveness, and Manager shall no longer be required to perform any of the duties described in Section 7.3 or 7.5 or any of the Administrative Functions.

10.2 Manager Resignation. No resignation of the Manager from its obligations hereunder shall, to the extent consistent with applicable law, become effective until a Replacement Manager has assumed the responsibilities of the resigning Manager in accordance with the terms of this Agreement.

11. MANAGER DEFAULT.

11.1 Manager Default Defined. Any of the following events or conditions is a “Manager Default”:

(a) Manager shall fail to (i) make any deposit to the Owner Bank Account within five (5) Business Days after such deposit becomes due hereunder, or (ii) deliver a report required under Section 7.5 within five (5) Business Days after the due date thereof;

(b) Manager shall commit a material breach of this Agreement not addressed in Section 11.1(a), and such breach shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) an officer of Manager has actual knowledge thereof or (ii) Manager receives notice thereof;

(c) Manager shall cease to be engaged in the Container management business;

(d) Manager shall be adjudicated or found bankrupt or insolvent by any competent court in an involuntary Insolvency Proceeding or an order shall be made by a competent court or a resolution shall be passed for the winding-up or dissolution of Manager or a petition shall be presented to, or an order shall be made by, a competent court for the appointment of an administrator of Manager, and, in the case of such involuntary Insolvency Proceeding, such adjudication, finding, order or petition shall not have been stayed, vacated or dismissed within sixty (60) days after the making of such adjudication, finding, or order, or the presentation of such petition;

(e) Manager shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall commence an Insolvency Proceeding or shall take any company action in furtherance of any such action; or

(f) Except as permitted by Sections 13 and 22.5, Manager assigns its interest under this Agreement;

(g) A Change of Control shall occur with respect to the Manager, unless, after giving effect to such Change of Control, TEML is the surviving entity of such sale, conveyance, contribution, transfer or lease of all, or substantially all, of its assets to any Person; or

11.2 Termination. If a Manager Default shall have occurred and be continuing, the Owner or the Administrative Agent shall have the right, in addition to other rights or remedies that the Owner or its assignee may have under any applicable law or in equity to: (i) terminate this Agreement with respect to Terminated Managed Containers and (ii) appoint a Replacement Manager to manage the Terminated Managed Containers. Notwithstanding anything contained herein to the contrary, (A) this Agreement shall continue in full force and effect with respect to a Managed Container until such time as such Managed Container becomes a Terminated Managed Container, and Manager shall continue to manage such Managed Container pursuant to the terms and conditions of this Agreement, until the date such Managed Container becomes a Terminated Managed Container, and (B) Owner or the Administrative Agent shall have no right to recover possession or control of any Managed Container prior to the date such Managed Container becomes a Terminated Managed Container. Promptly after a Managed Container becomes a Terminated Managed Container, unless such Terminated Managed Container is lost or unrecoverable, Manager shall: (1) deliver to the Owner and the Administrative Agent a report of the location of such Terminated Managed Container, and (2) unless such Terminated Managed Container is subject to a Finance Lease, procure the return of such Terminated Managed Container to Owner in the depot where such Terminated Managed Container is located. In the case of a Terminated Managed Container which is subject to a Finance Lease under which all subject Containers are Managed Containers, Manager shall promptly assign Manager’s interest in such Finance Lease to Owner or such other party as Owner shall designate in writing to Manager (which assignee the Owner hereby agrees shall be the Administrative Agent or its designee). Each of Owner and the Administrative Agent shall also have the right in its sole discretion to waive any Manager Default and the remedies available as a consequence thereof.

11.3 Replacement Manager. Upon the appointment of a Replacement Manager, Manager shall cooperate with Owner and the Administrative Agent in transferring to such Replacement Manager the management of the Terminated Managed Containers, including, but not limited to making available all books and records (including data contained in Manager’s computer systems, but not software) pertaining to the Terminated Managed Containers, providing access to, and cooperating in the transfer of, information pertaining to the Terminated Managed Containers from Manager’s computer system to Owner’s or its designee’s system, and taking any other action as may be reasonably requested by Owner or its assignee to ensure the orderly assumption of management of the Terminated Managed Containers by such Replacement Manager. Such data shall include the locations and serial numbers of all Terminated Managed

Containers, which shall be provided in an Microsoft Excel file or similar other computer readable format, and originals (other than Leases which are not Finance Leases) of all documents pertaining solely to the Terminated Managed Containers. Subject to the immediately preceding sentence, in no event shall Manager be required to, and the Administrative Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to Manager, including but not limited to the terms and conditions of Leases other than Finance Leases.

11.4 Lessee Rights. In no event shall Manager be required to act in any manner inconsistent with the rights of Lessees under any Leases related to the Managed Containers.

11.5 Rights Cumulative; Owner Costs. Termination of this Agreement shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by Owner and the Administrative Agent (excluding management fees and any other costs incurred within the ordinary scope of management and operation of the Terminated Managed Containers) in connection with the removal and replacement of Manager as manager of the Terminated Managed Containers.

11.6 Waiver of Manager Default. Upon any waiver of any Manager Default or the remedies or consequences thereof, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. No delay by the Owner or the Administrative Agent or any of its assigns, shall constitute any such waiver or prejudice the Owner or the Administrative Agent in exercising any right, power or privilege arising out of such Manager Default.

11.7 Manager’s Cooperation. The Manager agrees to cooperate with any Replacement Manager in effecting the termination and transfer of the responsibilities and rights of the Manager pursuant to Section 11, and the transfer thereof to the successor Manager, including, without limitation, the preparation, execution and delivery of any and all documents and other instruments, the execution and delivery of assignments of financing statements, and the transfer to the successor Manager for administration by it of all cash amounts which shall at the time be held by the Manager or thereafter received with respect to the Managed Containers. Subject to the provisions of Section 11.3 hereof, the Manager hereby agrees to transfer to any Replacement Manager copies of its electronic records and all other records, correspondence and documents relating to the Managed Containers in the manner and at such times as the Manager Transfer Facilitator and any Replacement Manager shall reasonably request and do any and all other acts or things necessary or appropriate to effect the purposes of termination; provided, however, that the Manager shall not be required to transfer or otherwise make available any Leases (or terms thereof) relating to the Terminated Managed Containers.

12. NON-EXCLUSIVITY.

During the term of this Agreement, Manager may provide services (similar or dissimilar) directly or indirectly to any other Person or on behalf of any other Person.

13. SUB-CONTRACTORS.

Owner hereby consents to and agrees that, in performing its duties hereunder, Manager may further contract with its Affiliates to provide any or all services to be provided by Manager, provided that Manager shall remain primarily liable for all services which its Affiliates have contracted to perform. Owner further consents to and agrees that Manager shall be entitled to appoint subcontractors who are not its Affiliates to carry out any portion of its duties hereunder; provided, however, that (i) Manager shall remain primarily liable for all such services and (ii) Manager shall not subcontract all or a substantial portion of its duties hereunder to any Person that is not an Affiliate of Manager without the prior written consent of Owner and the Administrative Agent.

14. LIENS.

14.1 Liens. Manager agrees not to create, incur, assume or grant, or suffer to exist, directly or indirectly, any Lien of any kind on or concerning the Managed Containers other than Permitted Encumbrances. Manager shall promptly take or cause to be taken such action as may be necessary to discharge any such Lien.

14.2 Leases. Manager or an Affiliate thereof is holding the Leases (to the extent, but only to the extent, that such Lease relate to the Managed Containers) on behalf of, and for the benefit of Owner and the Administrative Agent. None of such Leases shall have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any named Person.

15. NO PARTNERSHIP.

Nothing in the Agreement shall be deemed to constitute a partnership or joint venture for U.S. tax or other purposes between the parties hereto. Under no circumstances may this Agreement be interpreted to provide for a sharing of benefits between Owner and Manager or among Owner and the owners of other Containers managed by Manager.

16. FORCE MAJEURE.

Neither party shall be deemed to be in breach of its obligations hereunder nor shall it be liable to the other for any loss or damage which may be suffered as a direct or indirect result of the performance of any of its obligations being prevented, hindered or delayed by reason of any Force Majeure circumstances. “Force Majeure circumstances” shall mean any act of God, war, riot, terrorist act, civil commotion, strike, lock-out, trade dispute or labor disturbance, accident, breakdown of plant or machinery, explosion, fire, flood, difficulty in obtaining workmen, materials or transport, government action, epidemic, difficulty or impossibility in obtaining access to any of the Managed Containers, or other circumstances whatsoever outside the control of such party affecting the performance of such party’s duties hereunder.

17. CURRENCY/BUSINESS DAY.

17.1 Currency. All sums payable under this Agreement shall be paid in the lawful currency of the United States of America.

17.2 Business Day. Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.

18. INDEMNIFICATION.

18.1 By Owner. Owner shall defend, indemnify and hold Manager and its Affiliates and their respective shareholders, officers, directors, agents and employees (collectively, “Manager Indemnified Parties”) harmless from and against any and all third-party claims, actions, damages, expenses, losses or liabilities, including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses, incurred in defending against the same (“Claims or Losses”) asserted against, or incurred by, any Manager Indemnified Party and arising with respect to the Managed Containers or the services rendered by the Manager to the Owner (including Acquisition Functions, Administrative Functions and Management Functions) pursuant to the terms of this Agreement; provided, however, that the foregoing indemnity shall not apply to any Claims or Losses to the extent caused by, or arising from, (i) the gross negligence or the willful misconduct of the Manager in the case of the Administrative Functions, (ii) the negligence, gross negligence or willful misconduct of Manager in the case of the Management Functions or Acquisition Functions, (iii) a breach by the Manager of its contractual obligations hereunder (other than with respect to the Administrative Functions) or (iv) any material misrepresentation made by the Manager herein.

18.2 By Manager. Manager agrees to, and hereby does, indemnify and hold harmless the Owner, its assignees and their respective officers, directors, employees and agents (each of the foregoing, an “Indemnified Party”) against any and all Claims or Losses which may be incurred or suffered by any Indemnified Party (except to the extent caused by the negligence or willful misconduct of any Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against an Indemnified Party and arising out of (i) breach by the Manager of its covenants and obligations hereunder related to the Management Functions or the Acquisition Function or (ii) a material breach by the Manager of its representations and warranties set forth in this Agreement; provided, however, that the indemnity obligation of TEML pursuant to this Section 18.2 shall not extend to any consequential, indirect or special damages incurred by any Indemnified Party.

18.3 Survival of Obligations. The obligations of the Owner and the Manager under Sections 18.1 and 18.2 hereof, respectively, shall survive the termination of this Agreement.

19. REPRESENTATIONS AND WARRANTIES.

19.1 By Manager. Manager represents and warrants to Owner that:

(a) The Manager is a company duly continued into Bermuda and validly existing and in compliance under the laws of Bermuda;

(b) The Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby. Upon due execution and delivery hereof this Agreement will constitute the valid, legally binding and enforceable obligation of Manager, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) The Manager has not breached its memorandum of continuance or bye-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any applicable laws and regulations of Bermuda in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the memorandum of continuance or bye-laws of Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which Manager is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to Manager of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Manager or any of its properties;

(e) There are (i) no proceedings or investigations pending, or, to the knowledge of Manager, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by Manager of its obligations under, or the validity or enforceability of, this Agreement; and (ii) no injunctions, writs, restraining orders or other orders in effect against Manager that would adversely affect its ability to perform under this Agreement; and

(f) Manager shall have control over and be responsible for the method or means by which the Management Functions, Administrative Functions and Acquisition Functions are performed.

19.2 By Owner. Owner represents and warrants to Manager that:

(a) Owner is a company duly organized, validly existing and in compliance under the laws of Bermuda;

(b) Owner has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby. Upon due execution and delivery hereof this Agreement will constitute the valid, legally binding and enforceable obligation of Owner, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c) Owner has not breached its memorandum of association or bye-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any applicable laws and regulations of Bermuda in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the memorandum of association or bye-laws of Owner, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which Owner is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to Owner of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Owner or any of its properties;

(e) There are (i) no proceedings or investigations pending, or, to the knowledge of Owner, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by Owner of its obligations under, or the validity or enforceability of, this Agreement, and (ii) no injunctions, writs, restraining orders or other orders in effect against Owner that would adversely affect its ability to perform under this Agreement; and

(f) Owner shall not have control over and shall not be responsible for the method or means by which the Management Functions and Acquisition Functions are performed.

20. COVENANTS

20.1 Covenants of Manager. Manager agrees that:

(a) Tax.

(i) Manager will not hold itself out as a dependent agent or employee of Owner;

(ii) Except for the execution of Leases and the sale of Managed Containers as expressly set forth in this Agreement, Manager will not bind Owner through its activities pursuant to this Agreement contractually or otherwise; and

(iii) Manager shall not take any action that would cause it to be characterized as a dependent agent or employee for U.S. tax purposes.

(b) OFAC. Manager shall not derive more than ten percent (10%) of its assets or operating income from investments in or transactions with any Sanctioned Person, unless otherwise authorized by OFAC Sanctions or by a license issued by OFAC.

20.2 Covenants of Owner. Owner agrees that:

(a) Tax.

(i) Owner shall not hold Manager out as a dependent agent or employee of Owner;

(ii) Except for the execution of Leases and the sale of Managed Containers as expressly set forth in this Agreement, Owner shall not give Manager the right to bind Owner through its activities pursuant to this Agreement contractually or otherwise;

(iii) Owner shall not take or cause Manager to take any action that would cause Manager to be characterized as a dependent agent or employee for U.S. tax purposes; and

(iv) Manager shall perform all of its Management and Administrative Functions outside of the United States.

(b) No Liens on Third-Party Containers. Notwithstanding anything herein to the contrary, Owner shall not create any Lien, or suffer to exist any Lien created by or through the Owner (other than by Manager), on any Lease to the extent that such Lease relates to any Containers which are not Managed Containers.

21. LOAN AGREEMENT.

21.1 Loan Agreement. In order to secure the indebtedness evidenced by the Loan Agreement, the Owner may agree to create a Lien on the Managed Containers in favor of the Administrative Agent. Manager acknowledges the potential for, and agrees to consent in writing to, such Lien (but solely to the extent that such Lien on any Lease is restricted to the Managed Containers subject to such Lease and the related rent, and no Container other than any such Managed Container is encumbered by such Lien). If such Lien has been created and Manager has been so notified, Owner hereby directs, and Manager acknowledges, that, until Manager receives written notice from Administrative Agent that all obligations due under the Loan Agreement are satisfied, all rights of Owner under this Agreement with respect to the Managed Containers, including the right of Owner to execute any election or option or to give any notice, consent, waiver or approval, to receive copies of all notices and other instruments or communications, to accept surrender or redelivery of any Managed Container or any part thereof, as well as all the rights, powers and remedies on the part of the Owner under this Agreement to take such action upon the occurrence and during the continuance of a Manager Default, including the commencement, conduct and consummation of legal, administrative or other proceedings as shall be permitted by this Agreement or by law, and to do any and all other things whatsoever to which Owner is or may be entitled under or in respect of this Agreement and any right to restitution from Manager or any other Person in respect of any determination of invalidity of this Agreement, shall be exercised only by Administrative Agent, as collateral assignee of the Owner’s rights with respect to the Managed Containers.

21.2 Nondisturbance Agreement. Owner hereby agrees to cause the Administrative Agent (on behalf of the lenders under the Loan Agreement) to enter into a Nondisturbance Agreement (defined below) with Manager. “Nondisturbance Agreement” means an agreement, in form and substance reasonably satisfactory to Manager, providing, among other things, that: (i) the payment in full of all amounts due and payable to Manager under this Agreement shall be prior to the payment of any amount due in respect of the Loan Agreement and related documents; (ii) in the event of any exercise of remedies under the Loan Agreement or related documents (a “Foreclosure”), Administrative Agent and the lenders under the Loan Agreement shall assume all obligations of the Owner under this Agreement and cause any purchaser in a Foreclosure to assume all obligations of Owner hereunder; and (iii) in the event of any bankruptcy or insolvency proceeding by or against Owner, Administrative Agent (on behalf of the lenders under the Loan Agreement) shall: (A) authorize Manager to request adequate protection in the form of an assumption by the debtor or estate representative of this Agreement and use reasonable efforts to cause the debtor in bankruptcy to assume this Agreement and (B) not initiate, prosecute or participate in any claim or action in such insolvency proceeding directly or indirectly challenging the enforceability, validity or priority of this Agreement, or propose or vote in support of any plan unless such plan provides that the payment of amounts due under this Agreement occurs before payments or distributions (whether in cash, property or securities) are made in respect of the Loan Agreement and related documents.

22. GENERAL.

22.1 Notices. All notices, demands or requests given pursuant to this Agreement shall be in writing, sent by internationally-recognized, overnight courier service or by facsimile or hand delivery to the following addresses:

To Manager:

Textainer Equipment Management Limited

c/o Century House

16 Par-la-Ville Road

Hamilton HM HX, Bermuda

Telephone: +1-441-292-2487

Facsimile: +1-441-295-4164

Attention: Executive Vice President—Asset Management

with a copy to:

Textainer Equipment Management (U.S.) Limited

650 California St., 16th Floor

San Francisco, CA 94108

Attention: Chief Financial Officer

Telephone: 415-434-0551

Facsimile: 415-434-0599

To Owner:

TAP Funding Ltd.

c/o Textainer Equipment Management Limited

c/o Century House

16 Par-la-Ville Road

Hamilton HM HX, Bermuda

Telephone: +1-441-292-2487

Facsimile: +1-441-295-4164

Attention: Executive Vice President—Asset Management

with a copy to:

Textainer Equipment Management (U.S.) Limited

650 California St., 16th Floor

San Francisco, CA 94108

Attention: Chief Financial Officer

Telephone: 415-434-0551

Facsimile: 415-434-0599

Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy, or (c) when delivered, if delivered by hand.

22.2 Attorneys’ Fees. If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, default, in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorney fees and other costs incurred in connection therewith.

22.3 Further Assurances. Owner and Manager shall each perform such further acts and execute such further documents as may be necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

22.4 Severability. If any term or provision of this Agreement or the performance thereof shall to any extent be or become invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

22.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, Owner and Manager, and their respective successors in interest or permitted assigns; provided, however, that this Agreement and the rights and duties of Manager hereunder may be assigned to an Affiliate of Manager. The Manager hereby acknowledges and agrees that Owner shall assign as collateral all of its rights, title and interest under this Agreement to the Administrative Agent, and Manager hereby consents to such assignment. Owner may not otherwise assign or transfer its interest (whether by operation of law, a Change of Control or otherwise) under this Agreement without the prior written consent of Manager.

22.6 Waiver. Subject to Section 22.8, waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

22.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.8 Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof. The terms of this Agreement may be amended, modified or waived only by a written instrument signed by the Manager and the Owner and only with the prior written consent of the Administrative Agent.

22.9 Counterparts. This Agreement may be signed in two or more counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

22.10 Facsimile Signatures. Any signature required with respect to this Agreement may be provided via facsimile or by electronic means and shall in either case be equally effective as the delivery of an originally executed counterpart.

22.11 Governing Law, Venue, Agent for Service of Process. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of law principles; provided that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York. Any legal suit, action or proceeding against Owner or Manager arising out of or relating to this Agreement, or any transaction contemplated hereby, may be instituted in any federal or state court in the City of New York, State of New York and Owner and Manager each hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and, solely for the purposes of enforcing this Agreement, Owner and Manager each hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Each of Owner and Manager hereby irrevocably appoints and designates National Corporate Research Ltd. having an address at 225 W. 34th Street, New York, NY 10122 its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting service of legal process and each of Owner and Manager agrees that service of process upon such party shall constitute personal service of such process on such Person. Each of Owner and Manager shall maintain the designation and appointment of such authorized agent until the termination of this Agreement; provided, however, if such agent shall cease to so act, each of Owner and Manager shall immediately designate and appoint another such agent and each shall promptly deliver to the other evidence in writing of such other agent’s acceptance of such appointment.

22.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

22.13 Third-Party Beneficiaries. The Administrative Agent is an express third-party beneficiary of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement on behalf of the Owner against the Manager.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement as of the day and year first above written.

TEXTAINER EQUIPMENT MANAGEMENT LIMITED

By:	/s/ Christopher C. Morris
Name: Christopher C. Morris Title: Executive Vice President

TAP FUNDING LTD.

By:	/s/ Milton J. Anderson
Name: Milton J. Anderson Title: Chief Executive Officer and Director

By:	/s/ Adam T. DiMartino
Name: Adam T. DiMartino Title: Senior Vice President and Director